ClearLife Limited, Triscombe House, Triscombe, Taunton TA4 3HG, United Kingdom Tel. +44 (0)20 7100 0600 / info@clearlifeltd.com / www.clearlifeltd.com ClearLife Limited is a company registered in England & Wales. Registration number 06424296 Registered office: Priory House, Pilgrims Court, Sydenham Road, Guildford GU1 3RX April 27, 2021 GWG Life, LLC 325 North St. Paul Street, Suite 2650 Dallas TX 75201 United States of America Dear Sirs Re: GWG Life Settlements Portfolio – Quarterly Valuation as of March 31, 2021 You have asked that we prepare a valuation of your portfolio as of the Valuation Date set out in Appendix A. Terms used in this letter and not otherwise defined herein have the meaning specified in your Subscription Agreement with us or on the ClariNet LS website. Assumptions and Reliance • In preparing this valuation, we have relied upon the accuracy of the data contained in your ClariNet LS account as of the Pricing Date specified in Appendix A. • We have performed no testing of such data to determine its accuracy or completeness. • We have prepared this valuation solely with respect to the Portfolio identified in Appendix A as of the Pricing Date. • We have used assumptions as to discount rates and survival curve construction which have been specified by you and which are set out in Appendix B. • We have assumed that you have independently determined that the premium schedule used to value each Case is sufficient to carry the relevant Policy through to maturity. • The survival curves used in valuation have been generated by reference to mortality factors and underwriting dates supplied by you. We understand that these mortality factors reflect your determination of the Longest LE for the relevant Insured (as defined in Appendix C). We have not made any independent investigation of this determination. Valuation Based on the composition of the Portfolio as of the Pricing Date, we find that the Net Present Value of the Portfolio on the Valuation Date is as specified in Appendix A. Yours faithfully CLEARLIFE LIMITED By: __________________ Name: Mark Venn Title: CEO

2 Appendix A Valuation Inputs and Outputs Description Current Quarter Previous Quarter Valuation Date March 31, 2021 December 31, 2020 Pricing Date: April 26, 2021 January 25, 2021 ClariNet LS Portfolio Name: 2021_03 Portfolio Snapshot 2020_12 Portfolio Snapshot Total Face Amount of Active Policies: $1,897,433,508 $1,923,409,420 Total Net Death Benefit of Active Policies: $1,879,894,527 $1,900,715,313 Number of Active Policies: 1,032 1,058 Number of Unique Surviving Insureds: 953 978 Discount Rate: 8.25% 8.25% Net Present Value: $791,498,784 $791,911,388 Definitions • Total Face Amount: this is the sum of the Face Amounts for each Case included in the Portfolio on the Valuation Date. • Total Net Death Benefit: This is the Net Death Benefit on the Valuation Date for each Case included in the Portfolio as of the Pricing Date. This excludes any Retained Death Benefit (“RDB”) amounts. Where the Case has a RDB amount which varies over time, the number shown here reflects the RDB amount as of the Valuation Date. The Net Death Benefit associated with each Case may vary over time and may not equal the Face Amount for the relevant Case. • Number of Active Policies: This is the number of Cases in the Portfolio on the Valuation Date with a Status other than MAT, PEND, SOLD, EXP, SURR or LAPS. • Number of Unique Surviving Insureds: This is the number of unique surviving Insureds referenced by the Active Policies in the Portfolio on the Valuation Date. This number may be fewer than the Number of Active Policies, where a single Insured is referenced by more than one Active Policy. • Net Present Value: This is the sum of the net present values calculated on the Pricing Date for all Active Policies in the Portfolio on the Valuation Date, determined by discounting the future mortality-adjusted cashflows back to the Valuation Date at the Discount Rate.

3 Appendix B Valuation Template Settings Parameter Name Current Quarter Previous Quarter Fees Template Zero Fees Zero Fees Q(x) Adjustment None None Mortality Table Name 2015 ANB 2015 ANB Improvement Rates 0% 0% Survival Factor Interpolation Type Piecewise Constant Qx Piecewise Constant Qx Interpolate VBT Table Row Based on DOB at LE Review Date False False Calculation of Joint Life Survival Curve Frasierized Frasierized Smoking Status Override Non-smoker Non-smoker LE Calculation Type Mean Mean Calculation of LE Review Date Given Multiple Reports Blended Blended NDB Collection Lag 0M 0M Longevity Calculation Type Monthly Monthly Number of months to stress Qx 0 0 Interest payment during NDB collection lag None None User-defined NDB collection lag interest rate 0% 0% Aging underwriter reports Regular Regular Improvement Start Type TableStartDate TableStartDate Blending methodology when combining life expectancy reports Lx Lx Apply Improvement Rate Before Mortality Calculation False False Set Value Date to next Policy monthiversary True True Set LE Report Date(s) to Policy monthiversary True True Include Other Purchase Costs in IRR True True Include Origination Fee in IRR True True Subtract the specified number from the Mean LE50 0 0 Exclude Paid Premiums in Portfolio Valuation False False Use Previous Month NDB When Calculating Expected Cashflows False False Premium Payment Day of Month Do Not Shift Do Not Shift Premium Payment Month Shift Following Following

4 Appendix C Longest LE Definition Longest LE: The LE Estimate used for each Policy within the Portfolio for purposes of calculating A2E analytics and Fair Market Value prospectively: • For any Policy owned as of December 31, 2018 that was purchased prior to LE underwriting changes by ITM TwentyFirst Services in 2013, the longer of the two LEs utilized in the valuation of the Policy following receipt of the updated LEs ordered in response to the 2013 changes; • For any Policy owned as of December 31, 2018 that was purchased after the LE underwriting changes by ITM TwentyFirst Services in 2013, the longest LE on file that was utilized in the pricing of the Policy at the closing of the Policy purchase (in instances where additional LE Reports were ordered, these were incorporated into the analysis whether in receipt of the LE Report at the time of closing or not, so long as the LE Report was received by a date no more than 30 calendar days subsequent to the closing date of the Policy purchase); and • For any Policy purchased subsequent to December 31, 2018 (i.e. future purchases for purposes of the initial A2E analysis), the longest life expectancy utilized in the pricing of the Policy at the closing of the Policy purchase so long as the LE Report is received by a date no more than 30 calendar days subsequent to the closing date of the Policy purchase.